Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-272524

Dated July 11, 2023

(To Preliminary Prospectus dated June 8, 2023)

Free Writing Prospectus

MAIA Biotechnology, Inc.

This free writing prospectus relates to the proposed public offering of shares of common stock, par value $0.0001 of MAIA Biotechnology, Inc. (the “Company”), which are being registered on a Registration Statement on Form S-1, as amended (No. 333-272524) (the “Registration Statement”). This free writing prospectus should be read together with the preliminary prospectus dated June  8, 2023 included in that Registration Statement, which can be accessed through the following link:

https://www.sec.gov/ix?doc=/Archives/edgar/data/1878313/000119312523163582/d476138ds1.htm

We have filed the Registration Statement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about our Company and this offering. You may access these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact ThinkEquity, Prospectus Department, 17 State Street, 41st Floor, New York, New York 10004, telephone: (877) 436-3673 or e-mail: prospectus@think-equity.com.

TELOMERE TARGETING IMMUNOTHERAPIES FOR CANCER NYSE AMERICAN: MAIA July 2023

FREE WRITING PROSPECTUS This presentation highlights basic information about us and the proposed offering. Because it is a summary, it does not contain all of the information that you should consider before investing. We have filed a registration statement (including a prospectus) with the SEC for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering. You may access these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact ThinkEquity, Prospectus Department, 17 State Street, 41st Floor, New York, New York 10004, telephone: (877) 436-3673 or e-mail: prospectus@think- equity.com. This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. The offering will only be made by means of a prospectus pursuant to a registration statement that is filed with the SEC after such registration statement becomes effective. 2

FORWARD-LOOKING STATEMENTS All statements in this presentation, other than those relating to historical facts, are forward-looking statements. These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans, and strategies; statements that contain projections of results of operations or of financial condition; statements relating to the industry and government policies and regulations relating to our industry; and all statements (other than statements of historical facts) that address activities, events, or developments that we intend, expect, project, believe, or anticipate will or may occur in the future. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments, and other factors they believe to be appropriate. Important factors that could cause actual results, developments, and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things: the overall global economic environment; general market, political, and economic conditions in the countries in which we operate: projected capital expenditures and liquidity; changes in our strategy; government regulations and approvals; the application of certain service license; and litigation and regulatory proceedings. The Company has filed a registration statement on Form S-1, as may be amended (Registration No.: 333-272524). Before you invest, you should carefully read the registration statement, including the factors described in the “RISK FACTORS” section of the Registration Statement and other documents that we have filed, and will subsequently file, with the Securities and Exchange Commission to better understand the risks and uncertainties inherent in our business and industry and for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the Commission's website at www.sec.gov. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this presentation as a result of, among other factors, the factors referenced in the Risk Factors” section of the Registration Statement. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this presentation, they may not be predictive of results or developments in future periods. This presentation shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any of our securities nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offering of securities can only be made in compliance with applicable securities laws. You should read carefully the factors described in the “Risk Factors section of the Registration Statement to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance, or achievements to be materially different from those anticipated by the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus. These forward-looking statements speak only as of the date of this presentation, and we assume no obligation to update or revise these forward-looking statements for any reason. 3

INVESTMENT OVERVIEW • Telomere-Targeting Agents: o THIO in clinic o Advancing pipeline • Efficacy • Safety • FDA: 2 Orphan Drug Designations (HCC and SCLC) • REGN: Clinical Supply Agreement • Phase 2 Go-to-Market Accelerated Approval THIO-101 trial in NSCLC underway o Enrolling in AUS and EU o US IND submission targeted for mid-2023 o Upcoming Milestones: Dose Selection, ORR, DCR, DoR, PFS • Phase 2 Go-to-Market Accelerated Approval THIO-102 basket/umbrella planned to start in 2023 • Phase 2/3 Confirmatory/Expansion THIO-103 basket trial planned to start in 2023 • Multiple telomere-targeting compounds designed in-house, 3 filed for patent: MAIA-2021-020, MAIA-2022-012, MAIA-2021-029 4 4

ROBUST PIPELINE

MAIA BIOTECHNOLOGY

	PRECLINICAL	PHASE 1	PHASE 2	PHASE 3	COLLABORATION & RIGHTS
THIO Telomere targeting agent					
THIO-101 NSCLC THIO → Libtayo			Ph 2 Enrolling July 2022		Worldwide rights owned by MAIA; REGENERON
THIO-102 CRC, HCC, ST THIO → CPI		Ph 2 Planning			Worldwide rights owned by MAIA
THIO-103 NSCLC, SCLC First Line		Ph 2/3 Planning			Worldwide rights owned by MAIA
2nd Generation Telomere targeting agents					
MAIA-2021-020 Multiple Ind.	IND Enabling				Developed in-house fully-owned by MAIA
MAIA-2022-012 Multiple Ind.	IND Enabling				Developed in-house fully-owned by MAIA
MAIA-2021-029 Multiple Ind.					Developed in-house fully-owned by MAIA

5

SCIENCE OVERVIEW THIO (6-thio-dG) Telomere Targeting Agent • Small molecule (penetrates blood-brain barrier) • Eligible for NCE marketing exclusivity • Dual MoA: telomere targeting + immunogenic • Complete Response with No Recurrence in vivo in Lung, Colorectal, Liver, Melanoma, Brain Cancer (GBM, DIPG, MB), etc Next Generation Telomere Targeting Candidates • Similar MoA • Structures: evolution of THIO; other new structures • Objective: advance to pre-IND development one agent every 12 months 6

MISSION AND APPROACH 7 7

Population aged >80 expected to triple by Cancer is the 2050 most dominant age-related 142 disease million 426 Cancer is the most dominant of the age-related disease categories and has 2020 At age 90: life altering impacts in the lives of patients and their close ones million 40% will be diagnosed 20% will die of it 2050 88

THIO is the only direct telomere targeting agent currently in clinical development 99

THIO - MECHANISMS OF ACTION THIO CPIs THIO has a dual MoA: 3 Checkpoint Inhibitors Telomere targeting 1 Chromosome Telomere 2 Immunogenic effect (cemiplimab) (pembrolizumab) (atezolizumab) (nivolumab) (durvalumab) Partnership with REGN for NSCLC 10

REGENERON AGREEMENT & Feb 2, 2021 11

THIO-101 TRIAL: 35 PATIENTS DOSED TO-DATE

MAIA BIOTECHNOLOGY

A Multicenter, Open-Label, Dose-Finding Phase 2 Trial Evaluating the Safety and Efficacy of THIO Administered in Sequence with LIBTAYO® (*cemiplimab*)



Part A: Safety
Completed
Every 3 Weeks
Part B: Efficacy / Safety / Dose Selection
Currently enrolling
Every 3 Weeks
Planned Expansion: Registration*
NSCLC 2L+
THIO 360mg
Immune Activation
Libtayo®
RANDOMIZE
THIO 60mg (N=19)
THIO 180mg (N=19)
THIO 360mg (N=19)
Immune Activation
Libtayo®
ORR, DCR
N ≤ 41 per Arm
Expand best dose arm to (N = 100-120)
ORR, DoR

Primary Endpoints	Safety, ORR, DCR (CR, PR and SD)
Secondary Endpoints	DoR; PFS; OS
Exploratory Endpoints	PK and PD (activity of THIO in circulating tumor cells measured by specific biomarkers)

ClinicalTrials.gov: https://clinicaltrials.gov/ct2/show/NCT05208944?term=05208944&draw=2&rank=1

*Would require FDA agreement

12

FAVORABLE SAFETY PROFILE • Safety events reported during dose-limiting toxicity window • 360 mg/cycle – THIO highest dose • Data from 9 patients who completed the dose-limiting toxicity (DLT) period in Cycle 1 (3 weeks) • Safety profile substantially better than current standard of care o Chemotherapy has 70-80% incidence of grade 3-5 very severe side effects • Started Part B (efficacy/dose selection) of the trial upon recommendation by the Safety Review Committee 13

FAVORABLE SAFETY PROFILE Adverse events (AE) reported – DLT window (3 weeks) Grade Fatigue 1 Decreased appetite 1 Blood pressure fluctuation 1 Dyspnea 1 Nausea 1 Interleukin-6 (IL-6) level increased* 1 Rash erythematous 1 Constipation 1 Myalgia 1 Vomiting 2 Nausea** 3 *T-cell activation **Resolved within 72 hours with treatment 14

PRELIMINARY SURVIVAL DATA • The first 2 patients enrolled in Part A of the study continue to be alive, approximately 12.2 and 11.5 months respectively, from treatment initiation • Both patients have advanced Stage IV metastatic disease and are heavily pretreated, receiving third line of therapy after previously failing treatment with an immune checkpoint inhibitor • They continue to be progression free following their last dose, 10.2 and 8.5 months respectively, with no new treatment • In real-world clinical practice, observed survival in such heavily pretreated patients is 3-4 months with treatment; weeks without new treatment 15

DISEASE CONTROL RATE (DCR) • All subjects with at least 1 post-baseline response assessment recorded in the database through 23-Jun-2023 (n=11) • DCR: 82% (9/11) • DCR = Overall Response Rate (ORR) + Stable Disease (SD) • DCR is a better surrogate than ORR for increased survival benefit in later lines of therapy • Patients in THIO-101 average line of therapy: third • DCR for chemo (standard of care) in third line: 25-35% • THIO + Libtayo has DCR 2-3x greater than SOC 16

PRELIMINARY SURVIVAL DATA Survival from C1D1 01-003 12.2 months * 02-002 * 11.5 months 17-006 17-007 14-008 14-009 10-010 10-011 Cut off date of 10Jul23 08-012 14-013 for subjects who have 10-014 received at least 1 dose 10-015 10-019 of THIO and are still on 10-027 treatment or considered 13-022 14-020 evaluable 14-021 13-025 10-030 On treatment 14-028 08-029 08-031 In Follow Up 32-033 Average survival for 10-034 patients who failed 21-035 Off Study Date 13-036 2-3 lines of therapy 08-039 13-041 is 3-4 months 13-042 14-043 14-044 13-040 13-045 0 1 2 3 4 5 6 7 8 9 10 11 12 13 Months 17 CONFIDENTIAL_THIO-101 *No new anti-cancer treatment since last study treatment. Stable disease since treatment discontinuation. Subject ID

THIO-101 – RATIONALE Control • THIO followed by CPI results in 1000 Atezolizumab 60% complete response THIO 900 THIO → Atezo • No recurrence after long-term 800 No cancer follow-up 700 immune memory • Anticancer immune memory has 600 due to THIO been induced: no cancer after Rechallenge with 500 rechallenge with 5x more lung 5x more lung cancer cells with 400 cancer (LLC) cells with no no additional treatment 300 additional therapy No recurrence 200 20% PR 100 60% CR 0 0 10 20 30 40 50 60 70 80 90 Days After Tumor Inoculation Mender et al, Cancer Cell, 2020; THIO followed by Tecentriq (atezolizumab; Roche/Genentech) tested first; repeated later with THIO followed by 18 Keytruda (pembrolizumab; Merck); and Libtayo (cemiplimab; Regeneron) 3 Tumor Volume (mm )

THIO-101 – TARGET PROFILE • Target for Accelerated Approval Current SoC Catalyst in Second-Line NSCLC: (Chemo)* o 35% ORR Toxicity Grd ≥ 3 : 72-79% o 6 months DoR ORR (Overall Response Rates) 11-23% • Target for Standard Approval: CR (Complete Response) 0% o 20% improvement of OS vs. SoC PFS (Progression Free Survival) 4-4.5m OS (Overall Survival) 8.1-10.5m 19 *CYRAMZA REVEL registration trial range: (CYRAMZA + docetaxel) vs. (docetaxel)

BIOMARKER – TIFS (TELOMERE DYSFUNCTION INDUCED FOCI)

MAIA BIOTECHNOLOGY

Confocal microscopy image of LLC cell nucleus after treatment with THIO


DAPI
γH2AX
Tel C
10.0 µm

- **Yellow** dots indicated TIFs by THIO
- **Green** dots - γH2AX
- **Red** dots - telomeres

Quantification of TIFs induced in LLC cell by 3 µM of THIO


TIFs
Number of TIFs per cell
10
5
0
-5
Ctrl
24hrs
48hrs
72hrs
THIO

- TIFs induction reached max after ~ 48h
- Formation of TIFs indicated on-target MOA of THIO

20

THIO-102 TRIAL (PLANNED)

MAIA BIOTECHNOLOGY

A Multicenter, Open-label, Phase 2 Trial Evaluating the Safety and Efficacy of THIO Administered in Sequence with Anti-PD-1 or Anti-PD-L1

Part A/B: Safety/Efficacy Signal

Baskets			Umbrella Arms
CRC	THIO[1] →	Immune Activation	TECENTRIQ (atezolizumab)
			LIBTAYO (cemiplimab)
			KEYTRUDA (pembrolizumab)
HCC	THIO[1] →	Immune Activation	TECENTRIQ (atezolizumab)
			LIBTAYO (cemiplimab)
			KEYTRUDA (pembrolizumab)
Solid Tumors[2]	THIO[1] →	Immune Activation	TECENTRIQ (atezolizumab)
			LIBTAYO (cemiplimab)
			KEYTRUDA (pembrolizumab)

Part C: Pivotal Phase 2

Expand Best Combination Arms
THIO (d1-3) + CPI (d5)
q3w N=TBD

[1] Dose to be selected from THIO-101 study results

[2] E.g. Breast, Prostate, Gastric, Pancreatic, Ovarian, etc

21

THIO-102 TRIAL – COLORECTAL RATIONALE 700 Control 600 Atezolizumab • THIO followed by CPI results in 500 THIO 100% complete response 400 THIO → Atezo 300 • No recurrence after long-term 200 follow-up 100% CR 100 • Anticancer immune memory 0 0 10 20 has been induced: no cancer Days After Tumor Inoculation after rechallenge with 10x 700 Control Rechallenge with 600 more CRC cells with no THIO 10x more CRC cells with 500 additional therapy No cancer no additional treatment 400 300 immune memory No recurrence 200 due to THIO 100% CR 100 0 0 10 20 30 40 50 60 70 80 90 100 Days After Tumor Inoculation 22 Mender et al, Cancer Cell, 2020 3 Tumor Volume (mm ) 3 Tumor Volume (mm )

THIO-102 TRIAL - COLORECTAL • Target for Accelerated Approval Catalyst Current SoC (Chemo)* in Third-Line CRC: o 10% ORR Toxicity Grd ≥ 3: 50-60% o 4 months DoR ORR 1.6% • Target for Standard Approval: o 20% improvement of OS vs. SoC PFS 2m OS 7.2m 23 * LONSURF (trifluridine/tipiracil) RECOURSE registration trial

SCLC & HCC – ORPHAN DRUG DESIGNATION HCC SCLC 1500 1500 Control Control 1250 1250 THIO Pembro → THIO 1000 1000 THIO → IR THIO → Pembro 750 750 IR + Atezo THIO → IR + Atezo 500 500 250 250 0 0 0 5 10 15 20 25 0 5 10 15 20 25 Days After Tumor Inoculation Days After Tumor Inoculation • THIO is synergistic with anti-PD-1 agent Pembrolizumab in • THIO is highly synergistic and effective in combination with Small Cell Lung Carcinoma (H2081) in vivo in humanized anti-PD-L1 agent Atezolizumab and Ionizing Radiation (IR murine cancer model. 10Gy) in HCC53N Hepatocellular Carcinoma. • Treatment with THIO followed by Pembrolizumab results in • Treatment with THIO in combination with IR and highly potent anticancer effect, as compared to Atezolizumab results in a complete regression of Pembrolizumab alone. aggressive HCC tumors. The combination of IR and Atezolizumab is just partially efficacious. • THIO converts immunologically “cold non-responsive” SCLC tumor into “hot and responsive” to Pembrolizumab. 24 3 Tumor Volume (mm ) 3 Tumor Volume (mm )

EXCELLENT EFFICACY IN HCC MODELS HCC • THIO achieved complete and durable responses in Hepatocellular Carcinoma (HCC), the dominant histology in primary liver cancer (90%), in in vivo models 100% CR 25

HCC ANTI-CANCER IMMUNE MEMORY HCC • When combined with immunotherapy checkpoint inhibitor Libtayo®, duration of response was further potentiated • Upon rechallenge with two times more cancer cells and no additional treatment, tumor growth HCC Rechallenge with was completely prevented 2x more HCC cells with no additional treatment No cancer • Administration of THIO alone and immune memory in combination with Libtayo® due to THIO generated anti-cancer immune memory 26

THIO-103 TRIAL (PLANNED) A Multicenter, Open-label, Phase 2 Trial Evaluating the Safety and Efficacy of THIO Administered in Sequence with Anti-PD-1 or Anti-PD-L1 Part A/B: Safety/Efficacy Signal Part C: Pivotal Phase 3 Baskets 1 SCLC First Line EP + TECENTRIQ (atezolizumab) THIO Expand to Pivotal Phase 3 N=TBD 1 LIBTAYO (cemiplimab) NSCLC First Line THIO 27 1 Dose to be selected from THIO-101 study results Immune Activation

EXCLUSIVITY AND INTELLECTUAL PROPERTY Goal: New Chemical Entity (NCE) Marketing Exclusivity • THIO has never been previously approved by the FDA for commercialization • Robust exclusivity • US: 7 years; EU, Japan, other markets: 10 years Robust and Growing Patent Portfolio for THIO • 1 issued US patent • 4 issued foreign patents • 5 pending US patent applications • 7 pending foreign patent applications Current patents/provisional applications broadly cover the following key areas: • Telomere targeting compounds (2034+) • THIO’s immunogenic treatment strategy: sequential combination with CPIs (2041) 28

EXPERIENCED MANAGEMENT TEAM Vlad Vitoc, MD, MBA Mihail Obrocea, MD Sergei Gryaznov, PhD Joe McGuire Founder, Chairman, and Chief Medical Officer Chief Scientific Officer Chief Financial Officer Chief Executive Officer • 22+ years in Oncology Pharma/ • Hematologist/Oncologist • 25+ years as Scientist • 30+ years of financial Biotech: Commercial, Medical executive • Expert Drug Discovery and expertise • 12 compounds launched • 21+ years of drug Development, Oncology with • CFO for privately held across 20+ tumor types development experience: 120+ publications and publicly traded • Leadership roles at cell therapy, active • Head of the J&J Oligonucleotide companies in the Bayer (Nexavar), immunotherapy and cancer Center of Excellence Worldwide healthcare and other Astellas (Tarceva, Xtandi), vaccines, antibodies, • Expert of telomeres and industries Cephalon (Treanda), antibody drug conjugates telomerase in cancer, co- Novartis (Zometa), (ADCs), small molecules inventor of THIO Incyte (Jakafi) 29

CAPITALIZATION TABLE & CASH BALANCE Capitalization Table (as of 6/7/2023) Common stock 13,625,925 1 Options (WAEP: $2.67) 7,741,123 Warrants (WAEP: $5.59) 924,760 Fully Diluted Shares Outstanding 22,291,810 2 Cash Balance of $9.57 million (as of 6/7/2023) 1 5,136,153 options held by directors and officers 2 Includes the net proceeds from a public offering of common stock in April 2023 30 Note: Directors and officers, and their affiliates, own 39.1% of the 22,291,810 fully diluted shares outstanding

INVESTMENT OPPORTUNITY 31 31

SIGNIFICANT MARKET OPPORTUNITY Developing agents for the top tumor types $42B combined markets globally NSCLC #1 WW CRC #2 WW Mortality: 1.7M Mortality: 1.0M Sales: $ 34B Sales: $ 20B $42B CPIs Group • 5 CPIs approved for NSCLC sold $12B • >30% of NSCLC drug sales $0.5B • >40% of total CPI sales Category 1 Category 1 • Keytruda®: $7.5B in NSCLC of $21B total Checkpoint Inhibitors Partnership with Regeneron (Libtayo®) Keytruda® Opdivo® Tecentriq® Imfinzi® Libtayo® (pembrolizumab) (nivolumab) (atezolizumab) (durvalumab) (cemiplimab) • Profile similar to Keytruda® • Libtayo® is entrant #5 in CPIs • Needs superior efficacy to Keytruda® • Sequential combination with THIO is key 32

COMPARABLE COMPANIES $31M $2.3B $1.9B $1.9B $0.7B $4.1B • On June 3, 2022, Bristol Myers Squibb announced the acquisition of Turning Point Therapeutics in an all-cash transaction for $4.1B in equity value. 33 33 Market Caps as of July 10, 2023 (source: S&P CapitalIQ)

MULTIPLE VALUE-DRIVING MILESTONES Potential Accelerated Approval in US • Major inflection points Filing for US approval THIO-101 OS THIO-101 THIO-101 DOR THIO-103 Ph 2/3 PFS SCLC, NSCLC THIO-102 Ph 2 First Line THIO-101 CRC, HCC, ST (Q4 2023) Preliminary ORR (Q4 2023) (Q4 2023) THIO-101 IND filing (Mid 2023) 34 34 H2 2023 2024 2025

MAIA BIOTECHNOLOGY LISTED NYSE: MAIA July 28, 2022 35